                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the Commission
only                                       (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12

                                  AWARE, INC.
                (Name of Registrant as Specified In Its Charter)

                                 NOT APPLICABLE
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount previously paid:

   (2) Form, Schedule or Registration Statement no.:

   (3) Filing party:

   (4) Date filed:

--------------------------------------------------------------------------------

                                  AWARE, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 25, 2000

     Aware, Inc. hereby gives notice that it will hold its annual meeting of stockholders at the Renaissance Bedford Hotel, 44 Middlesex Turnpike, Bedford, Massachusetts on Thursday, May 25, 2000, beginning at 10:00 a.m., local time, for the following purposes:

        1. To consider and vote upon the election of two Class I directors;

        2. To consider and vote upon a proposal to amend Aware's 1996 Stock Option Plan in order to increase the number of shares of common stock that may be issued under the plan from 5,000,000 to 6,100,000; and

        3. To transact such other business as may properly come before the annual meeting or any adjournment thereof.

     The board of directors has fixed the close of business on March 31, 2000 as the record date for the determination of the stockholders of Aware entitled to receive notice of the annual meeting and to vote at the meeting. Only stockholders of record on that date are entitled to receive notice of the annual meeting and to vote at the meeting or any adjournment thereof.

                                          By order of the board of directors,

                                          MICHAEL A. TZANNES
                                          President and Chief Executive Officer

April 14, 2000
Bedford, Massachusetts

                             YOUR VOTE IS IMPORTANT

                   PLEASE SIGN AND RETURN THE ENCLOSED PROXY,
                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                  AWARE, INC.
                             40 MIDDLESEX TURNPIKE
                          BEDFORD, MASSACHUSETTS 01730
                                 (781) 276-4000

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 25, 2000

     This proxy statement relates to the 2000 annual meeting of stockholders of Aware, Inc. The annual meeting will take place as follows:

                Date:     May 25, 2000
                Time:     10:00 a.m.
                Place:    Renaissance Bedford Hotel
                          44 Middlesex Turnpike
                          Bedford, Massachusetts

     The board of directors of Aware is soliciting proxies for the annual meeting and adjournments of the annual meeting. If a stockholder returns a properly executed proxy, the shares represented by the proxy will be voted in accordance with the stockholder's directions. If a stockholder does not specify a vote on any proposal, the shares covered by his or her proxy will be voted on that proposal as management recommends. Aware encourages its stockholders to vote on all proposals.

     Aware is mailing this proxy statement and the enclosed form of proxy to stockholders on or about April 14, 2000.

PURPOSE OF THE ANNUAL MEETING

     At the annual meeting, Aware will submit two proposals to the stockholders:

     Proposal 1:  To elect two Class I directors, each for a three-year term;
and

     Proposal 2:  To amend Aware's 1996 Stock Option Plan in order to increase the number of shares of common stock that may be issued under the plan from 5,000,000 to 6,100,000.

     Currently, Aware does not intend to submit any other proposals to the stockholders at the annual meeting. The board of directors was not aware, a reasonable time before mailing this proxy statement to stockholders, of any other business that may be properly presented for action at the annual meeting. If any other business comes before the annual meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment.

RECORD DATE

     The board of directors of Aware has fixed the close of business on Friday, March 31, 2000 as the record date for the annual meeting. Only stockholders of record on that date are entitled to receive notice of the meeting and to vote at the meeting or any adjournment of the meeting. At the close of business on March 31, 2000, there were issued and outstanding 22,427,818 shares of Aware's common stock, which are entitled to cast 22,427,818 votes.

QUORUM

     Aware's by-laws provide that a quorum at the annual meeting will be a majority in interest of all stock issued, outstanding and entitled to vote at the meeting. Aware will treat shares of common stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining the existence of a quorum at the meeting. In general, Aware will count votes withheld from any nominee for election as director, abstentions and broker "non-votes" as present or represented for purposes of determining the existence a quorum. A broker "non-vote" occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner with respect to that proposal.

TABULATION OF VOTES

     Proposal 1. The election of each Class I director will require the affirmative vote of a plurality of the shares of common stock properly cast on the proposal. Abstentions, votes withheld from director-nominees, and broker non-votes will not count as votes cast for or against the election of the director-nominees and accordingly will not affect the outcome of the vote.

     Proposal 2. The amendment of Aware's 1996 Stock Option Plan will require the affirmative vote of a majority of the shares of common stock properly cast on the proposal. Abstentions and broker non-votes will not count as votes cast for or against the proposal and accordingly will not affect the outcome of the vote.

     EquiServe Trust Company, N.A., Aware's transfer agent, will tabulate votes at the annual meeting. EquiServe Trust Company, N.A. will tabulate the vote on each matter submitted to stockholders separately.

REVOCATION OF PROXIES

     A stockholder who has executed a proxy may revoke the proxy at any time before it is exercised as the annual meeting in three ways: (a) by giving written notice of revocation to the Clerk of Aware at Aware's headquarters, 40 Middlesex Turnpike, Bedford, Massachusetts 01730; (b) by signing and returning a later dated proxy; or (c) by attending the annual meeting and informing the Clerk of Aware in writing that he or she wishes to vote in person. Mere attendance at the annual meeting will not in and of itself revoke the proxy. Accordingly, stockholders who have executed and returned proxies in advance of the annual meeting may change their votes at any time before or at the annual meeting.

SOLICITATION OF PROXIES

     All costs of solicitation of proxies will be borne by Aware. Aware will reimburse brokers, banks, fiduciaries, nominees and others for the out-of-pocket expenses and other reasonable clerical expenses they incur in forwarding proxy materials to beneficial owners of common stock held in their names. Certain directors, officers and employees of Aware may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person. Aware expects that the expenses of this special solicitation will be nominal. Aware may retain Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072, to assist in the solicitation of proxies for the 2000 annual meeting at an estimated cost of $6,000, plus reasonable out-of-pocket expenses. At present, Aware does not expect to pay any compensation to any other person or firm for the solicitation of proxies.

DISSENTER'S RIGHTS OF APPRAISAL

     Under Massachusetts law, holders of common stock of Aware are not entitled to dissent from any of the proposals to be presented at the annual meeting or to demand appraisal of their shares as a result of the approval of any of those proposals.

                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The board of directors has nominated for election as Class I directors Michael A. Tzannes and G. David Forney, Jr., each of whom is currently a director of Aware. Each director elected at the annual meeting will hold office until the annual meeting of stockholders in 2003 and until his successor is duly elected and qualified.

     Each of the nominees has agreed to serve if elected, and Aware has no reason to believe that either nominee will be unable to serve. If either nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for another nominee designated by the board. Proxies cannot be voted for more than two nominees.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MICHAEL
A. TZANNES AND G. DAVID FORNEY, JR. AS CLASS I DIRECTORS OF AWARE.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table provides information regarding Aware's directors and executive officers as of March 31, 2000:

NAME                                         AGE                    POSITION
----                                         ---                    --------
John K. Kerr(1)(2)(3)......................  62    Chairman of the Board of Directors
Michael A. Tzannes(1)......................  38    President, Chief Executive Officer and
                                                   Director
Richard P. Moberg..........................  45    Chief Financial Officer and Treasurer
Edmund C. Reiter...........................  36    Senior Vice President and Director
Richard W. Gross...........................  42    Senior Vice President -- Strategic
                                                   Development
David Ehreth(2)(3).........................  50    Director
G. David Forney, Jr.(2)....................  60    Director

---------------
(1) Member of the executive committee

(2) Member of the audit committee

(3) Member of the compensation committee

     John K. Kerr has been a director of Aware since 1990 and Chairman of the board of directors since March 1999. Mr. Kerr previously served as a director of Aware from 1988 to 1989 and the Chairman of the board of directors from November 1992 to March 1994. Mr. Kerr has been General Partner of Grove Investment Partners, a private investment partnership, since 1990. Mr. Kerr received an M.A. and a B.A. from Baylor University.

     Michael A. Tzannes has been Aware's President and Chief Executive Officer since April 1998 and has served as a director of Aware since March 1998. From September 1997 to April 1998, he served as Aware's Chief Technology Officer and General Manager of Telecommunications. Mr. Tzannes served as Aware's Senior Vice President, Telecommunications from April 1996 to September 1997, as Aware's Vice President, Telecommunications from December 1992 to April 1996, as a Senior Member of Aware's Technical Staff from January 1991 to November 1992, and as a consultant to Aware from October 1990 to December 1990. From 1986 to 1990, he was a Staff Engineer at Signatron, Inc., a telecommunications technology and systems developer. Mr. Tzannes received a Ph.D. in electrical engineering from Tufts University, an M.S. from the University of Michigan at Ann Arbor, and a B.S. from the University of Patras, Greece.

     Richard P. Moberg joined Aware in June 1996 as Chief Financial Officer and Treasurer. From December 1990 to June 1996, Mr. Moberg held a number of positions at Lotus Development Corporation, a computer software developer, including Corporate Controller from June 1995 to June 1996, Assistant Corporate Controller from May 1993 to June 1995, and Director of Financial Services from December 1990 to May 1993. Mr. Moberg received an M.B.A. from Bentley College and a B.B.A. in accounting from the University of Massachusetts at Amherst.

     Edmund C. Reiter has been Senior Vice President of Aware since May 1998 and has served as a director of Aware since December 1999. Prior to becoming a Senior Vice President, he served as Aware's Vice President, Advanced Products from August 1995 to May 1998, Aware's Manager of Product Development for still image compression products from June 1994 to August 1995, as a Senior Member of Aware's Technical Staff from November 1993 to June 1994, and as a Member of Aware's Technical Staff from December 1992 to November 1993. Mr. Reiter served as Senior Scientist at New England Research, Inc. from January 1991 to November 1992. Mr. Reiter received a Ph.D. from the Massachusetts Institute of Technology and a B.S. from Boston College.

     Richard W. Gross was appointed Senior Vice President -- Strategic Development in July 1999. Mr. Gross served as Vice President -- Strategic Development from July 1998 to July 1999. Prior to the Vice President position, he held various senior level engineering positions from the time he joined Aware in September 1993 until July 1998, including Director -- Communications Technology, Director -- HFC

Systems and Communications Systems Manager. Before joining Aware, Mr. Gross was a senior technical staff member at GTE Laboratories from 1987 to 1993; a technical staff member at the Heinrich Hertz Institute from 1984 to 1987; and a programmer for IBM, Federal Systems Division from 1980 to 1984. Mr. Gross received a Ph.D. and M.S. in electrical engineering from the University of Rhode Island and a B.A. in physics from Holy Cross College.

     David Ehreth has served as a director of Aware since November 1997. Since September 1998, Mr. Ehreth has served as President and chief executive officer of Westwave Communications, Inc., a telecommunications software company. From June 1993 to August 1998, Mr. Ehreth served as Division Vice President of the Access Division of DSC Communications Corporation, a manufacturer of digital switching, access, transport and private network system products for the telecommunications industry. From 1987 to June 1993, Mr. Ehreth served as a Vice President of Engineering of Optilink, Inc., a manufacturer of access systems for the telecommunications industry. Optilink, Inc. was acquired by DSC Communications Corporation in 1990.

     G. David Forney, Jr. has served as a director of Aware since May 1999. Mr. Forney was a Vice President of Motorola from 1977 until his retirement in January 1999. Mr. Forney was previously a Vice President of research and development, and a director of Codex Corporation prior to its acquisition by Motorola in 1977. Mr. Forney is currently a Bernard M. Gordon Adjunct Professor in the Department of Electrical Engineering and Computer Sciences at the Massachusetts Institute of Technology. Mr. Forney received an Sc.D. in electrical engineering from Massachusetts Institute of Technology in 1965 and a B.S.E. in electrical engineering from Princeton University in 1961.

     The board of directors is divided into three classes, referred to as Class I, Class II and Class III, each consisting of approximately one-third of the directors. One class is elected each year at the annual meeting of stockholders to hold office for a term of three years and until their respective successors have been duly elected and qualified. The number of directors has been fixed at seven, and there are currently two vacancies on the board of directors. The current terms of Messrs. Tzannes and Forney, Aware's Class I directors, will expire at the annual meeting to be held on May 25, 2000. The terms of Aware's Class II directors, Messrs. Kerr and Ehreth, will expire at the annual meeting to be held in 2001. The term of Aware's sole Class III director, Mr. Reiter, will expire at the annual meeting to be held in 2002.

     Executive officers are elected annually by the board of directors and serve at the discretion of the board or until their respective successors have been duly elected and qualified. There are no family relationships among Aware's directors and executive officers.

COMMITTEES AND MEETINGS OF THE BOARD

     During 1999, the board of directors met eight times and acted by unanimous written consent once. No incumbent director attended fewer than 75% of the total number of meetings held by the board and committees of the board on which he served.

     Aware has an executive committee, a compensation committee and an audit committee but does not have a nominating committee or other committee performing similar functions. The executive committee has all of the powers of the board of directors except the power to: (a) change the number of directors or fill vacancies on the board of directors; (b) elect or fill vacancies in the offices of President, Treasurer or Clerk; (c) remove any officer or director; (d) amend the By-Laws of Aware; (e) change the principal office of Aware; (f) authorize the payment of any dividend or distribution to stockholders of Aware; (g) authorize the reacquisition of capital stock for value; and (h) authorize a merger. In 1999, the executive committee neither met nor took action by unanimous written consent.

     The compensation committee establishes salaries and incentive compensation for senior management of Aware and administers Aware's stock option plans. In 1999, the compensation committee held one meeting and took action by unanimous written consent 14 times.

     The audit committee reviews the results and scope of the annual audit of Aware's financial statements conducted by Aware's independent accountants, the scope of other services provided by Aware's independent accountants, proposed changes in Aware's financial and accounting standards and principles, and Aware's policies and procedures with respect to its internal accounting, auditing and financial controls. The audit committee also makes recommendations to the board of directors on the engagement of the independent accountants, as well as other matters which may come before the audit committee or at the direction of the board of directors. In 1999, the audit committee met twice and took no action by unanimous written consent.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Aware's compensation committee is currently composed of Messrs. Kerr and Ehreth. Mr. Kerr formerly served as Aware's Assistant Vice President of Marketing from June 1992 to November 1994. In 1999, no officer or employee of Aware participated in the deliberations of the compensation committee concerning the compensation of Aware's executive officers. No interlocking relationship existed between Aware's board of directors or compensation committee and the board of directors or compensation committee of any other company in 1999.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR'S COMPENSATION

     Aware reimburses each director for expenses incurred in attending meetings of the board of directors but does not pay any separate fees for serving as directors.

     Under Aware's 1996 Stock Option Plan, at the meeting of the board of directors on March 5, 1999, Mr. Kerr was granted a nonqualified option to purchase 30,000 shares of common stock at an exercise price of $34.0625 per share, the closing price of the common stock on the Nasdaq National Market on that date. The option has a term of ten years and was fully exercisable on March 5, 1999.

     On May 4, 1999, the board elected Mr. Forney as a director of Aware and granted him a nonqualified option to purchase 5,000 shares of common stock at an exercise price of $53.125 per share, the closing price of the common stock on the Nasdaq National Market on that date. The option has a term of ten years and was fully exercisable on May 4, 1999. On September 9, 1999, the board granted Mr. Forney a nonqualified option to purchase 5,000 shares of common stock at an exercise price of $32.375 per share, the closing price of the common stock on the Nasdaq National Market on that date. The option has a term of ten years and vests in sixteen equal consecutive quarterly installments, the first of which vested on September 30, 1999. On December 9, 1999, the board granted Mr. Forney a nonqualified option to purchase 5,000 shares of common stock at an exercise price of $42.9375 per share, the closing price of the common stock on the Nasdaq National Market on that date. The option has a term of ten years and vests in sixteen equal consecutive quarterly installments, the first of which vested on December 31, 1999.

EXECUTIVE COMPENSATION

     Summary of Cash and Other Compensation. The following table provides summary information concerning compensation earned for services rendered to Aware in all capacities during the last three fiscal years by Aware's chief executive officer in 1999 and each other executive officer of Aware (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                 ANNUAL COMPENSATION           COMPENSATION
                                         -----------------------------------   -------------
                                                                                  AWARDS
                                                                   OTHER       -------------
                                                                   ANNUAL       SECURITIES      ALL OTHER
                                                                  COMPEN-       UNDERLYING       COMPEN-
NAME AND PRINCIPAL POSITION        YEAR  SALARY($)   BONUS($)   SATION($)(1)   OPTIONS(#)(2)   SATION($)(3)
---------------------------        ----  ---------   --------   ------------   -------------   ------------
Michael A. Tzannes...............  1999  $219,548         --           --         250,000         $5,120
  President and Chief              1998   190,235         --           --         250,000          2,429
  Executive Officer                1997   172,152    $10,000           --          20,000            438
Richard P. Moberg................  1999   159,779         --           --          80,000          3,957
  Chief Financial Officer and      1998   145,691         --           --          35,000          1,797
  Treasurer                        1997   134,042     10,000           --          40,000            375
Edmund C. Reiter.................  1999   189,169      1,500           --         170,000          2,139
  Senior Vice President            1998   154,239         --           --         105,000          1,414
                                   1997   107,603     23,330           --          50,000            262
Richard W. Gross.................  1999   138,119      5,250           --          70,000          3,957
  Senior Vice President --         1998   110,829      2,000           --          27,500          1,797
  Strategic Development            1997    97,500        136           --          20,000             89
David C. Hunter(4)...............  1999   192,097         --           --          75,000          5,162
  Former Senior Vice President     1998   186,543         --           --          50,000          2,900
  and former Chief Technology      1997   180,134     10,000           --          20,000            438
  Officer

---------------
(1) Other annual compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of perquisites and other personal benefits was less than $50,000 and constituted less than 10% of the Named Executive Officer's total annual salary and bonus.

(2) Represents stock options granted under Aware's 1996 Stock Option Plan. In 1997, 1998 and 1999, Aware did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payouts.

(3) The amounts reported represent group term life insurance premiums paid by Aware on behalf of the Named Executive Officers and the following matching contributions by Aware pursuant to its 401(k) Plan for fiscal 1999 for the benefit of the Named Executive Officers: Mr. Tzannes, $5,000; Mr. Moberg, $3,795; Mr. Reiter, $2,019; Mr. Gross, $3,071; Mr. Hunter, $5,000.

(4) Mr. Hunter resigned as Senior Vice President, Chief Technology Officer and Director of Aware in December 1999.

     Option Grants in Last Fiscal Year. The following table provides information concerning stock options granted under the 1996 Stock Option Plan during 1999 to each of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                          ----------------------------------------------------------      VALUE AT ASSUMED
                            NUMBER OF                                                   ANNUAL RATE OF STOCK
                           SECURITIES     PERCENT OF TOTAL                             PRICE APPRECIATION FOR
                           UNDERLYING      OPTIONS GRANTED    EXERCISE                     OPTION TERM(4)
                             OPTIONS       TO EMPLOYEES IN      PRICE     EXPIRATION   -----------------------
NAME                      GRANTED(#)(1)   FISCAL YEAR(%)(2)   ($/SH)(3)      DATE        5%($)        10%($)
----                      -------------   -----------------   ---------   ----------   ----------   ----------
Michael A. Tzannes......     235,000(5)         16.82%         $26.000     01/08/09    $3,842,546   $9,737,766
                              15,000(6)          1.07%          46.188     07/01/09       435,711    1,104,177
Richard P. Moberg.......      40,000(5)          2.86%          26.000     01/08/09       654,050    1,657,492
                              40,000(6)          2.86%          46.188     07/01/09     1,161,895    2,944,471
Edmund C. Reiter........     100,000(5)          7.16%          26.000     01/08/09     1,635,126    4,143,730
                              70,000(6)          5.01%          46.188     07/01/09     2,033,317    5,152,824
Richard W. Gross........      70,000(6)          5.01%          46.188     07/01/09     2,033,317    5,152,824
David C. Hunter.........      35,000(7)          2.51%          26.000     01/08/09       572,294    1,450,306
                              40,000(6)          2.86%          46.188     07/01/09     1,161,895    2,944,471

---------------
(1) Represents shares of common stock issuable upon exercise of incentive stock options and nonqualified stock options granted under Aware's 1996 Stock Option Plan.

(2) In 1999, Aware granted employees options to purchase an aggregate of 1,397,043 shares of common stock under its 1996 Stock Option Plan.

(3) All options were granted at no less than fair market value as determined by the compensation committee on the date of the grant.

(4) The amounts reported in this column represent hypothetical values that the Named Executive Officers could realize upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the price of the common stock over the term of the options. Aware has calculated these numbers based on the rules of the Securities and Exchange Commission, and they do not represent Aware's estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings will depend on the timing of the exercise and the future performance of the common stock. The common stock may not achieve the rates of appreciation assumed in this table and the Named Executive Officers may not receive the amounts reflected in this table. This table does not take into account any appreciation in the price of the common stock from the date of grant to the current date. The values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

(5) The options vested in full on January 8, 1999.

(6) The options vest in 16 equal quarterly installments of 6.25%, beginning as of September 30, 1999.

(7) The options vest in 16 equal quarterly installments of 6.25%, beginning as of March 31, 1999.

     Option Exercises and Fiscal Year-End Option Values. The following table provides information concerning stock options exercised during 1999 and stock options held as of December 31, 1999 by the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                           SHARES        VALUE         OPTIONS AT FISCAL YEAR-END           AT FISCAL YEAR-END($)(2)
                         ACQUIRED ON    REALIZED    ---------------------------------   ---------------------------------
NAME                     EXERCISE(#)     ($)(1)     EXERCISABLE(#)   UNEXERCISABLE(#)   EXERCISABLE($)   UNEXERCISABLE($)
----                     -----------   ----------   --------------   ----------------   --------------   ----------------
Michael A. Tzannes.....    177,500     $7,092,326      446,589           179,980          $8,753,815        $4,118,406
Richard P. Moberg......     60,000      1,950,188      102,187            77,813           1,874,634         1,036,742
Edmund C. Reiter.......     87,910      2,663,587      120,285           152,979           1,621,637         2,241,601
Richard W. Gross.......     65,500      2,352,738       42,056            88,944             877,896           791,854
David C. Hunter........    151,000      5,114,252      205,896           103,104           5,368,649         1,024,632

---------------
(1) Value is based on the last sale prices of the common stock on the respective dates of exercise, as reported by the Nasdaq National Market, less the applicable option exercise prices. Actual gains, if any, will depend on the value of the common stock on the date of the sale of the shares.

(2) Value is based on the last sale price of the common stock ($36.375) on December 31, 1999, as reported by the Nasdaq National Market, less the applicable option exercise prices. Actual gains, if any, will depend on the value of the common stock on the date of the sale of the shares.

EMPLOYMENT AGREEMENT

     On December 9, 1999, David C. Hunter entered into a letter agreement with Aware. The agreement was amended on February 15, 2000. Under the amended agreement, Mr. Hunter resigned as Senior Vice President, Chief Technology Officer and Director of Aware effective December 9, 1999, but agreed to continue to serve as an employee of Aware in the capacity of DSL Consulting Engineer. Under the agreement, the term of Mr. Hunter's employment ended on February 25, 2000. The agreement provided that Mr. Hunter would receive a weekly salary of $200.00. In addition, Mr. Hunter was entitled until December 31, 1999 to participate in Aware's insurance and other employee benefit programs on the same basis as other employees.

     Mr. Hunter and Aware also agreed to amend the Invention, Non-Disclosure and Non-Competition Agreement dated May 14, 1996 between Aware and Mr. Hunter so as to increase the term of the agreement from one to two years after termination of Mr. Hunter's employment with Aware and to provide that Mr. Hunter would not directly or indirectly hire any employees of Aware during that two-year period.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee established by the board of directors is composed of two outside directors, David Ehreth and John K. Kerr. The compensation committee has general responsibility for Aware's executive compensation policies and practices, including responsibility for establishing the specific compensation of Aware's executive officers. The following report summarizes Aware's executive officer compensation policies for 1999.

  Compensation Objectives

     Aware's executive compensation programs are generally designed to relate executive compensation to improvements in Aware's financial performance and corresponding increases in stockholder value. Decisions concerning executive compensation are intended to:

     - establish incentives that will link executive officer compensation to Aware's stock performance and motivate executives to attain Aware's quarterly and annual financial targets and to promote Aware's long-term financial success; and

     - provide a total compensation package that is competitive within the industry and that will assist Aware to attract and retain executives who will contribute to the long-term financial success of Aware.

  Executive Compensation

     Aware's executive compensation package for 1999 consisted of two principal components: (1) base salary and (2) a stock-based equity incentive in the form of participation in Aware's 1996 Stock Option Plan. Aware's executive officers were also eligible to participate in other employee benefit plans, including health and life insurance plans and a 401(k) retirement plan, on substantially the same terms as other employees who met applicable eligibility criteria, subject to any legal limitations on the amounts that could have been contributed or the benefits that could have been paid under these plans. Aware's executive officers also participated in Aware's sales bonus and patent bonus programs on substantially the same terms as other employees. Aware does not have a management incentive bonus program.

     Aware's executive compensation policy emphasizes stock options in order to align the interests of management with the stockholders' interests in the financial performance of Aware for fiscal quarters, the fiscal year and the longer term. In granting stock options, the compensation committee considered in part the value of options held by the executive officers and the extent to which the compensation committee believed those options would provide sufficient motivation to the executive officers to achieve Aware's goals. In 1999, the compensation committee granted stock options under Aware's 1996 Stock Option Plan to each of Michael A. Tzannes, Richard P. Moberg, Edmund C. Reiter and Richard W. Gross. As indicated in the table captioned "Option Grants in Last Fiscal Year" above, a substantial number of the options granted to Messrs. Tzannes, Moberg and Reiter were immediately exercisable on the date of grant. The compensation committee believes that the granting of these immediately exercisable stock options was necessary in order to align the equity holdings of these executive officers with similarly situated executive officers in the same industry as Aware, including, in the case of Mr. Tzannes, Aware's previous chief executive officer. All of the options granted to Mr. Gross and the remaining options granted to Messrs. Tzannes, Moberg and Reiter vest as to 6.25% of the shares subject to the option on September 30, 1999, and the remaining shares vest as to 6.25% of the shares subject to the option at the end of each of the next succeeding 15 calendar quarters.

     In establishing base salaries for executives, the compensation committee monitors salaries at other companies, particularly companies in the same industry and companies located in the same geographic area as Aware. In addition, for each executive the compensation committee considers historic salary levels, work responsibilities and base salary relative to other executives at Aware. To some extent, the compensation committee also considers general economic conditions, Aware's financial performance and each individual's performance. The compensation committee increased the base salaries of Aware's executive officers in 1999 in accordance with Aware's general policy of adjusting salaries annually to reflect comparable executive salaries for comparably sized companies and to accomplish Aware's compensation objectives as outlined above.

  Chief Executive Officer Compensation

     Consistent with Aware's overall executive officer compensation policy, Aware's approach to the Chief Executive Officer's compensation package in 1999 was to be competitive with other companies in the industry. The compensation committee believes that this approach provided additional incentive to Mr. Tzannes to achieve Aware's performance goals and enhance stockholder value. Mr. Tzannes' salary was designed to give him assurance of a base level of compensation commensurate with his position and duration of employment with Aware and competitive with salaries for officers holding comparable positions in the industry.

  Policy Regarding Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code limits Aware's ability to deduct compensation in excess of $1.0 million paid to the chief executive officer and the four most highly compensated officers of Aware (other than the chief executive officer) in any year, unless the compensation qualifies as "performance-based compensation." The compensation committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by Aware while simultaneously providing executive officers of Aware with appropriate rewards for their performance. The aggregate base salaries and bonuses of Aware's executive officers have not historically exceeded, and are not in the foreseeable future expected to exceed, the $1.0 million limit, and options under Aware's 1996 Stock Option Plan are intended to qualify as performance-based compensation.

                                          The Compensation Committee

                                             David Ehreth
                                             John K. Kerr

PERFORMANCE GRAPH

     The following performance graph compares the performance of Aware's cumulative stockholder return with that of a broad market index, the Nasdaq Stock Market Index for U.S. Companies, and a published industry index, the Hambrecht & Quist Technology Index. The cumulative stockholder returns for shares of Aware's common stock and for the market and industry indices are calculated assuming $100 was invested on August 9, 1996, the date on which Aware's common stock commenced trading on the Nasdaq National Market, and assuming shares of Aware's common stock were purchased at the initial public offering price of the common stock. Aware paid no cash dividends during the periods shown. The performance of the market and industry indices is shown on a total return, or dividends reinvested, basis.

                 COMPARISON OF 41-MONTH CUMULATIVE TOTAL RETURN
       AMONG AWARE INC., THE NASDAQ STOCK MARKET INDEX FOR U.S. COMPANIES
                   AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX

                                                                                                          NASDAQ STOCK MARKET -
                                                       AWARE, INC.            H&Q TECHNOLOGY INDEX                U.S.
                                                       -----------            --------------------        ---------------------
8/9/96                                                   100.00                      100.00                      100.00
12/31/96                                                 101.00                      118.00                      113.00
12/31/97                                                 103.00                      139.00                      139.00
12/31/98                                                 272.00                      216.00                      195.00
12/31/99                                                 364.00                      482.00                      353.00

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     At the close of business on March 31, 2000, there were issued and outstanding 22,427,818 shares of common stock entitled to cast 22,427,818 votes. On March 31, 2000, the closing price of Aware's common stock as reported by the Nasdaq National Market was $40.125 per share.

PRINCIPAL STOCKHOLDERS

     The following table provides information about the beneficial ownership of Aware's common stock as of March 31, 2000 by:

     - each person or entity known to own beneficially more than five percent of Aware's common stock

     - each of the Named Executive Officers

     - each of Aware's directors

     - all of Aware's executive officers and directors as a group

     In accordance with SEC rules, beneficial ownership includes any shares for which a person or entity has sole or shared voting power or investment power and any shares of which the person or entity has the right to acquire beneficial ownership within 60 days after March 31, 2000 through the exercise of any option or otherwise. Except as noted below, Aware believes that the persons named in the table have sole voting and investment power with respect to the shares of common stock set forth opposite their names. The fact that Aware has reported a stockholder as the beneficial owner of shares does not constitute an admission that the stockholder is a direct or indirect beneficial owner of those shares. Percentage of beneficial ownership is based on 22,427,818 shares of common stock outstanding as of March 31, 2000. In calculating a person's percentage ownership, Aware has treated as outstanding any shares that the person has the right to acquire within 60 days of March 31, 2000. All shares included in the "Right to Acquire" column represent shares subject to outstanding stock options exercisable within 60 days after March 31, 2000. The information as to each person has been furnished by such person.

                                                  NUMBER OF SHARES BENEFICIALLY OWNED
                                                 -------------------------------------      PERCENT
                                                   SHARES      RIGHT TO       TOTAL       BENEFICIALLY
BENEFICIAL OWNERS                                   HELD        ACQUIRE       NUMBER         OWNED
-----------------                                ----------    ---------    ----------    ------------
John S. Stafford, Jr.(1).......................  1,761,215           --     1,761,215         7.9%
  230 S. LaSalle Street
  Suite 688
  Chicago, Illinois 60604
Richard J. Naegele(2)..........................  1,160,600           --     1,160,600         5.2
  401 S. LaSalle Street
  Suite 1502
  Chicago, Illinois 60605
John K. Kerr(3)................................    724,293       44,147       768,440         3.4
Michael A. Tzannes.............................    143,440      356,338       499,778         2.2
Edmund C. Reiter...............................      6,174      119,409       125,583           *
Richard P. Moberg..............................     10,769      102,228       112,997           *
Richard W. Gross...............................     14,000       41,734        55,734           *
David C. Hunter................................     24,521           --        24,521           *
David Ehreth...................................         --       21,329        21,329           *
G. David Forney, Jr. ..........................         --        6,875         6,875           *
All directors and executive officers as a group
  (8 persons)..................................    923,197      692,060     1,615,257         7.0%

---------------

 *  Less than one percent.

(1) The number of shares beneficially owned by Mr. Stafford is based upon information in a Schedule 13G filed by Mr. Stafford on February 11, 2000.

(2) The number of shares beneficially owned by Mr. Naegele is based upon information in a Schedule 13G filed by Mr. Naegele on February 11, 2000.

(3) Includes 250,193 shares held by Grove Investment Partners, of which Mr. Kerr is a general partner.

                                   PROPOSAL 2

                  AMENDMENTS TO AWARE'S 1996 STOCK OPTION PLAN

     On January 14, 2000, the board of directors amended Aware's 1996 Stock Option Plan to increase the number of shares available for the grant of options under the plan from 5,000,000 to 6,100,000, subject to adjustment in the event of stock splits, stock dividends, recapitalizations and the like. The board of directors is submitting this amendment to the 1996 Stock Option Plan to the stockholders for approval. If the stockholders do not approve Proposal 2, the total number of shares that may be issued pursuant to options granted under the plan will remain at 5,000,000.

     Options constitute a significant portion of the overall compensation of Aware's employees, including its executive officers. Aware does not have a management incentive bonus program for its executive officers. Options issued under the 1996 Stock Option Plan also represent the only form of compensation that Aware pays to its non-employee directors. The board of directors, including the members of the compensation committee, believes that Aware will derive substantial benefits from increasing the aggregate number of options that Aware can issue under the 1996 Stock Option Plan. The board of directors believes that the proposed amendment, by enabling Aware to issue additional options under the plan, will enable Aware to further align the interests of Aware's current directors, executive officers and other employees with the interests of the stockholders. The board also believes that the proposed amendment will assist Aware to attract and retain key executives by enabling it to offer competitive compensation packages.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE 1996 STOCK OPTION PLAN TO INCREASE THE TOTAL NUMBER OF SHARES THAT MAY BE ISSUED PURSUANT TO OPTIONS GRANTED UNDER THE PLAN FROM 5,000,000 TO 6,100,000.

BACKGROUND

     Aware's 1996 Stock Option Plan was adopted by the board of directors and approved by the stockholders in May 1996. From that time to January 13, 2000, Aware granted options to purchase an aggregate of 4,721,413 shares of common stock and at January 13, 2000 had only 278,587 shares of common stock available for the grant of options under the plan. After examining Aware's overall employee compensation, the board of directors concluded that it was in Aware's best interests to make additional shares of common stock available for the grant of options under the plan. On January 14, 2000, the board adopted an amendment to the 1996 Stock Option Plan to increase the total number of shares of common stock that may be issued pursuant to options granted under the plan to 6,100,000. Under the terms of the plan, this amendment will not be effective unless the stockholders approve the amendment within 12 months of its adoption.

     Since the board of directors adopted the amendment to the 1996 Stock Option Plan, Aware has granted options to purchase 55,960 shares of common stock in excess of the current 5,000,000 share limit. If the stockholders do not approve the amendment, these options will remain outstanding but will be deemed to have been granted outside the plan. As of March 31, 2000, there were outstanding options to purchase an aggregate of 3,236,224 shares of common stock under the plan.

     In March 2000, the board adopted the following amendments to the 1996 Stock Option Plan:

     - The board amended Section 2.2(c) of the 1996 Stock Option Plan to prohibit the board and the compensation committee from reducing the exercise price of or otherwise repricing any outstanding option granted under the plan without stockholder approval.

     - The board amended Section 4.1 of the 1996 Stock Option Plan to limit the persons eligible to receive options under the plan to directors, officers and other employees of Aware and its subsidiaries. As amended, the plan no longer permits the grant of options to consultants or other non-employee advisors.

     - The board amended Section 6.1 of the 1996 Stock Option Plan to establish a maximum term for nonqualified options granted under the plan. The amended plan provides that each option granted under the plan will expire no later than 10 years after the date of grant, or in the case of an option granted to a greater-than-ten-percent stockholder, five years after the date of grant, unless in either case a shorter period is specified in the option agreement.

  General Plan Information

     Unless otherwise determined by the board of directors, the 1996 Stock Option Plan must be administered by a plan committee consisting of at least two "outside directors," who may be members of the compensation committee. For purposes of the plan, an "outside director" is a person who (a) is not an employee of Aware or any affiliate, (b) is not a former employee of Aware or any affiliate who is receiving compensation for prior services during the taxable year of Aware or any affiliate, (c) has not been an officer of Aware or any affiliate, and (d) does not receive remuneration from Aware or any affiliate in any capacity other than as a director. The current members of the plan committee are Messrs. Ehreth and Kerr. The members of the plan committee are "non-employee directors" as that term is defined in the rules of the Securities and Exchange Commission.

     The plan committee selects the directors, officers and other employees who will receive options and determines the option exercise price and other terms of each option, subject to the provisions of the plan. The plan committee also has the power to make changes to outstanding options under the plan, including the power to accelerate the vesting schedule in the event of a change of control or death or disability, and extend the expiration date of any option up to the maximum period permitted by the plan.

     The 1996 Stock Option Plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options, as defined in
Section 422 of the Internal Revenue Code, and options that do not so qualify. Options may be granted under the plan to directors, officers and other employees of Aware or any subsidiary. As of March 31, 2000, approximately 112 such individuals were eligible to participate in the plan, of which approximately 110 individuals had received options under the plan.

     The exercise price of all options granted under the 1996 Stock Option Plan must equal or exceed the fair market value of the common stock on the date of grant. The exercise price of incentive options granted under the plan to a person who owns more than 10% of the combined voting power of all classes of outstanding capital stock of Aware or any subsidiary (a "greater-than-ten-percent stockholder") must equal or exceed 110% of the fair market value of the common stock on the date of grant.

     Each option expires no later than ten years after the date of grant or, in the case of an incentive option granted to a greater-than-ten-percent stockholder, five years after the date of grant. The aggregate fair market value (at the time of grant) of shares issuable pursuant to incentive options that are exercisable for the first time in any calendar year may not exceed $100,000, unless a greater amount is permitted by law. No person may be granted options under the plan to purchase more than 250,000 shares of common stock in any calendar year, including options that are subsequently forfeited, canceled or otherwise terminated.

     Options are not transferable except by will or by the laws of descent and distribution, and during the holder's lifetime are exercisable only by the holder. Options generally may not be exercised after the earliest of (a) the expiration of the option, (b) termination of the holder's employment by Aware for cause or by the holder voluntarily, (c) thirty days after termination of the holder's employment by Aware without cause, and (d) one year after the holder's death or permanent and total disability, if the holder's death or permanent and total disability occurs before the termination of the holder's employment with Aware.

     The holder of an option may pay the purchase price for the shares subject to the option with (a) cash or a check, bank draft or money order in an amount equal to the exercise price for such shares, (b) with the consent of the plan committee, shares of common stock having a fair market value equal to the exercise price for such shares, (c) with the consent of the plan committee, a personal recourse note in a principal amount equal to the exercise price for such shares and with an interest rate not less than the lowest applicable federal rate, as defined in Section 1274(d) of the Internal Revenue Code, (d) with the consent of the plan committee, other consideration that is acceptable to the plan committee and has a fair market value equal to the exercise price for such shares, or (e) with the consent of the plan committee, any combination of the foregoing.

     Shares of common stock issuable upon exercise of options granted under the 1996 Stock Option Plan to executive officers, directors and beneficial owners of more than ten percent of the common stock may not be sold or transferred by such officers, directors and beneficial owners for a period of six months following the date of grant.

     The 1996 Stock Option Plan terminates in May 2006, subject to earlier termination by the board of directors or the earlier issuance of all shares issuable under the plan. After the termination of the plan, Aware may not grant options under the plan but options that are outstanding on the date of termination are not affected by the termination.

  New Plan Benefits

     On January 14, 2000, the board of directors amended the 1996 Stock Option Plan to increase the number of shares available for the grant of options under the plan to 6,100,000. On January 14, 2000, Aware granted options under the plan in reliance on those amendments. In order for those options to be issued under the plan, the amendments must be approved by stockholders. If the stockholders do not approve Proposal 2, those options will be deemed to have been granted outside the plan. If the options are deemed to have been granted outside the plan, options that would have otherwise qualified as incentive options will not so qualify.

     Because the grant of options under the plan is discretionary, Aware is unable to determine the dollar value and number of options that Aware will grant as a result of the proposed amendment to any person, except as set forth below. The proposed amendment to the 1996 Stock Option Plan will not affect the manner in which Aware will determine the number of options that will be received by or allocated to participants in the plan. If the proposed amendment had been in effect during 1999, it would not have affected the determination of the number of options received by or allocated to participants in 1999.

     Michael A. Tzannes, Aware's President and Chief Executive Officer, has received options to purchase 750,000 shares of common stock under the 1996 Stock Option Plan. Richard P. Moberg, Aware's Chief Financial Officer and Treasurer, has received options to purchase 300,000 shares of common stock under the 1996 Stock Option Plan. Edmund C. Reiter, Aware's Senior Vice President, has received options to purchase 415,000 shares of common stock under the 1996 Stock Option Plan. Richard W. Gross, Aware's Senior Vice President -- Strategic Development, has received options to purchase 240,000 shares of common stock under the 1996 Stock Option Plan. David C. Hunter, Aware's former Senior Vice President and former Chief Technology Officer, received options to purchase 475,000 shares of common stock under the 1996 Stock Option Plan. G. David Forney, Jr., a director of Aware, has received options to purchase 20,000 shares of common stock under the 1996 Stock Option Plan. All current executive officers of Aware as a group have received options to purchase 1,705,000 shares of common stock under the 1996 Stock Option Plan. All current directors who are not also executive officers of Aware as a group have received options to purchase 130,821 shares of common stock under the 1996 Stock Option Plan. All employees who are not executive officers of Aware as a group have received options to purchase 2,110,182 shares of common stock under the 1996 Stock Option Plan. As of March 31, 2000, 3,236,224 shares of common stock were subject to outstanding options granted under the 1996 Stock Option Plan, as amended, 1,819,736 shares of common stock had been purchased upon exercise of options granted thereunder and 1,044,040 shares of common stock remained available for future grants. As of March 31, 2000, option prices and expiration dates for outstanding options granted under the 1996 Stock Option Plan ranged from $5.50 to $63.00 per share and from May 23, 2006 to March 14, 2010, respectively.

  Amendment of 1996 Stock Option Plan

     The board of directors may amend or terminate the 1996 Stock Option Plan at any time and from time to time. If an amendment would increase the number of shares of common stock that may be issued under the plan or would change the provisions regarding eligibility to participate in the plan, the amendment will not be effective unless approved by the stockholders within 12 months before or after the adoption of the amendment. The plan also expressly authorizes the board of directors to amend the plan to conform it to the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as it may be amended from time to time.

  Federal Income Tax Information With Respect to the 1996 Stock Option Plan

     The holder of a nonqualified option recognizes no income for federal income tax purposes on the grant of the option. On the exercise of a nonqualified option, the difference between the fair market value of the underlying shares of common stock on the exercise date and the option exercise price is treated as compensation to the holder of the option taxable as ordinary income in the year of exercise. Such fair market value becomes the basis for the underlying shares which will be used in computing any capital gain or loss upon disposition of such shares.

     The holder of an incentive option recognizes no income for federal income tax purposes on the grant of the option. Except as provided below with respect to the alternative minimum tax, there is no tax upon exercise of an incentive option. If the holder does not dispose of the shares acquired upon exercise of the incentive option within two years from the date of the grant of the incentive option or within one year after exercise of the incentive option, any gain realized by the option holder on the subsequent sale of those shares will be treated for federal income tax purposes as long-term capital gain. If the holder sells the shares before the expiration of such two-year and one-year periods (a "disqualifying disposition"), the difference between the lesser of the value of the shares at the date of exercise or at the date of sale and the exercise price of the incentive option will be treated as compensation to the option holder taxable as ordinary income and the excess gain, if any, will be treated as capital gain. That capital gain will be long-term capital gain if the shares were held for more than 12 months.

     The excess of the fair market value of the underlying shares of common stock over the exercise price at the time of exercise of an incentive option will constitute an item of tax preference for purposes of the alternative minimum tax. Taxpayers who incur the alternative minimum tax will be allowed a credit which may be carried forward indefinitely to be used as a credit against the taxpayer's regular tax liability in a later year; however, the alternative minimum tax credit can not reduce the regular tax below the alternative minimum tax for that carryover year.

     Generally, subject to certain limitations, Aware may deduct on its corporate income tax returns, in the year in which an option holder recognizes ordinary income upon (1) the exercise of a nonqualified option or (2) a disqualifying disposition of an incentive option, an amount equal to the amount recognized by the option holder as ordinary income upon the occurrence of such exercise or disqualifying disposition.

     The 1996 Stock Option Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, nor is the plan qualified under Section 401(a) of the Internal Revenue Code.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Aware's executive officers and directors, as well as persons who own more than 10% of a registered class of Aware's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.

Regulations of the SEC require these executive officers, directors and stockholders to furnish Aware with copies of all Section 16(a) forms they file.

     Based solely upon a review of the Forms 3, 4 and 5 and amendments thereto furnished to Aware with respect to 1999, or written representations that Form 5 was not required for 1999, Aware believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater-than-10% stockholders were fulfilled in a timely manner.

                            INDEPENDENT ACCOUNTANTS

     The board of directors has selected PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of Aware for the fiscal year ending December 31, 2000.

     Aware expects that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

     Aware's audit committee recommended, and Aware's board of directors unanimously voted, effective May 25, 1999, to appoint PricewaterhouseCoopers LLP as its independent accountants for the fiscal year ended December 31, 1999, and to dismiss Deloitte & Touche LLP, which had served as Aware's independent accountants since April 1996. During Aware's fiscal years ended December 31, 1997 and December 31, 1998, and the subsequent interim period prior to May 25, 1999, Deloitte & Touche LLP did not have any disagreement with Aware on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on Aware's financial statements. The reports of Deloitte & Touche LLP on Aware's financial statements for the period from January 1, 1997 through December 31, 1998 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the period from January 1, 1997 through May 25, 1999, there were no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

                             STOCKHOLDER PROPOSALS

     If any stockholder would like to include any proposal in Aware's proxy materials for its next annual meeting of stockholders or special meeting in lieu thereof, the stockholder must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934. Among other requirements, Aware must receive the proposal at its executive offices no later than December 15, 2000.

                             AVAILABLE INFORMATION

     STOCKHOLDERS OF RECORD ON MARCH 31, 2000 WILL RECEIVE COPIES OF THIS PROXY STATEMENT AND AWARE'S 1999 ANNUAL REPORT TO STOCKHOLDERS, WHICH CONTAINS DETAILED FINANCIAL INFORMATION CONCERNING AWARE. AWARE WILL MAIL, WITHOUT CHARGE, A COPY OF AWARE'S ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) TO ANY STOCKHOLDER WHOSE PROXY AWARE IS SOLICITING IF THE STOCKHOLDER REQUESTS IT IN WRITING. PLEASE SUBMIT ANY SUCH WRITTEN REQUEST TO MR. RICHARD P. MOBERG, CHIEF FINANCIAL OFFICER AND TREASURER, AWARE, INC., 40 MIDDLESEX TURNPIKE, BEDFORD, MASSACHUSETTS 01730.

                                                                         ANNEX A

                                  AWARE, INC.

                             1996 STOCK OPTION PLAN

SECTION 1.  Purpose

     This 1996 Stock Option Plan (the "Plan") of Aware, Inc., a Massachusetts corporation (the "Company"), is designed to provide additional incentive to directors, executives and other key employees of the Company and its subsidiaries. The Company intends that this purpose will be effected by the granting of incentive stock options ("Incentive Stock Options") as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options ("Nonqualified Options") under the Plan which afford such directors, executives and key employees an opportunity to acquire or increase their proprietary interest in the Company through the acquisition of shares of its Common Stock. The Company intends that Incentive Stock Options issued under the Plan will qualify as "incentive stock options" as defined in
Section 422 of the Code and the terms of the Plan shall be interpreted in accordance with this intention. The term "subsidiary" shall have the meaning set forth in Section 424 of the Code.

SECTION 2.  Administration

     2.1 The Committee. Unless otherwise determined by the Company's Board of Directors (the "Board"), the Plan shall be administered by a Committee (the "Committee") consisting of at least two (2) "Outside Directors" who may also be members of the Compensation Committee. As used herein, the term "Outside Director" means any director who (i) is not an employee of the Company or of any "affiliated group," as such term is defined in Section 1504(a) of the Code, which includes the Company (an "Affiliate"), (ii) is not a former employee of the Company or any Affiliate who is receiving compensation for prior services (other than benefits under a tax-qualified retirement plan) during the Company's or any Affiliate's taxable year, (iii) has not been an officer of the Company or any Affiliate and (iv) does not receive remuneration from the Company or any Affiliate, either directly or indirectly, in any capacity other than as a director. It is the intention of the Company that the Plan shall be administered by "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), but the authority and validity of any act taken or not taken by the Committee shall not be affected if any person administering the Plan is not a non-employee director. Except as specifically reserved to the Board under the terms of the Plan, the Committee shall have full and final authority to operate, manage and administer the Plan on behalf of the Company. Action by the Committee shall require the affirmative vote of a majority of all members thereof.

     2.2 Powers of the Committee. Subject to the terms and conditions of the Plan, the Committee shall have the power:

          (a) To determine from time to time the persons eligible to receive options and the options to be granted to such persons under the Plan and to prescribe the terms, conditions, restrictions, if any, and provisions (which need not be identical) of each option granted under the Plan to such persons;

          (b) To construe and interpret the Plan and options granted thereunder and to establish, amend, and revoke rules and regulations for administration of the Plan. In this connection, the Committee may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any option agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Company and optionees;

          (c) To make, in its sole discretion, changes to any outstanding option granted under the Plan, including changes:

             (i) To accelerate the vesting schedule of any option, but only (A) upon the death, retirement or disability of the optionee, (B) in connection with any change in control of the Company described in
        Section 8.5, (C) in the case of any option vesting according to the lapse of time, to vest not more quickly than ratably over a period of three years, or (D) in the case of any option vesting according to performance criteria established by the Committee or the Board, to vest no earlier than the later of the first anniversary of the date of grant or the satisfaction of such performance criteria; or

             (ii) To extend the expiration date of any option;

     provided, however, that the Committee shall not, without stockholder approval, reduce the exercise price of or otherwise reprice any outstanding option granted under the Plan; and

          (d) Generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan.

SECTION 3.  Stock

     3.1 Stock to be Issued. The stock subject to the options granted under the Plan shall be shares of the Company's authorized but unissued Common Stock, $.01 par value (the "Common Stock"), or shares of the Company's Common Stock held in treasury. The total number of shares that may be issued pursuant to options granted under the Plan shall not exceed an aggregate of 6,100,000 shares of Common Stock; provided, however, that the class and aggregate number of shares which may be subject to options granted under the Plan shall be subject to adjustment as provided in Section 8 hereof.

     3.2 Expiration, Cancellation or Termination of Option. Whenever any outstanding option under the Plan expires, is canceled or is otherwise terminated (other than by exercise), the shares of Common Stock allocable to the unexercised portion of such option may again be the subject of options under the Plan.

     3.3 Limitation on Grants. In no event may any Plan participant be granted options with respect to more than 250,000 shares of Common Stock in any calendar year. The number of shares of Common Stock issuable pursuant to an option granted to a Plan participant in a calendar year that is subsequently forfeited, canceled or otherwise terminated shall continue to count toward the foregoing limitation in such calendar year. In addition, if the exercise price of an option is subsequently reduced, the transaction shall be deemed a cancellation of the original option and the grant of a new one so that both transactions shall count toward the maximum shares issuable in the calendar year of each respective transaction.

SECTION 4.  Eligibility

     4.1 Persons Eligible. Incentive Stock Options under the Plan may be granted only to officers and other employees of the Company or its subsidiaries. Nonqualified Options under the Plan may be granted only to officers and other employees of the Company or its subsidiaries, and to members of the Board of the Company or its subsidiaries (regardless of whether they are also employees).

     4.2 Greater-Than-Ten-Percent Stockholders. Except as may otherwise be permitted by the Code or other applicable law or regulation, no Incentive Stock Option shall be granted to an individual who, at the time the option is granted, owns (including ownership attributed pursuant to Section 424 of the Code) more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary (a "greater-than-ten-percent stockholder"), unless such Incentive Stock Option provides that (i) the purchase price per share shall not be less than one hundred ten percent of the fair market value of the Common Stock at the time such option is granted, and (ii) such option shall not be exercisable to any extent after the expiration of five years from the date it is granted.

     4.3 Maximum Aggregate Fair Market Value. The aggregate fair market value (determined at the time the option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any optionee during any calendar year (under the Plan and any other plans of the Company or its subsidiary for the issuance of incentive stock options) shall not exceed $100,000 (or such greater amount as may from time to time be permitted with respect to incentive stock options by the Code or any other applicable law or regulation).

SECTION 5.  Termination of Employment or Death of Optionee

     5.1 Termination of Employment. Except as may be otherwise expressly provided herein, options shall terminate on the earlier of:

          (a) the date of expiration thereof,

          (b) the date of termination of the optionee's employment with or services to the Company by it for cause (as determined by the Company), or voluntarily by the optionee; or

          (c) thirty days after the date of termination of the optionee's employment with or services to the Company by it without cause;

provided that Nonqualified Options granted to members of the Board of the Company or its subsidiaries need not, unless the Committee determines otherwise, be subject to the provisions set forth in clauses (b) and (c) above.

     An employment relationship between the Company and the optionee shall be deemed to exist during any period in which the optionee is employed by the Company or any subsidiary. Whether authorized leave of absence, or absence on military or government service, shall constitute termination of the employment relationship between the Company and the optionee shall be determined by the Committee at the time thereof.

     As used herein, "cause" shall mean (x) any material breach by the optionee of any agreement to which the optionee and the Company are both parties, (y) any act or omission to act by the optionee which may have a material and adverse effect on the Company's business or on the optionee's ability to perform services for the Company, including, without limitation, the commission of any crime (other than ordinary traffic violations), or (z) any material misconduct or material neglect of duties by the optionee in connection with the business or affairs of the Company or any affiliate of the Company.

     5.2 Death or Permanent Disability of Optionee. In the event of the death or permanent and total disability of the holder of an option prior to termination of the optionee's employment with or services to the Company and before the date of expiration of such option, such option shall terminate on the earlier of such date of expiration or one year following the date of such death or disability. After the death of the optionee, his/her executors, administrators or any person or persons to whom his/her option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to such termination, to exercise the option to the extent the optionee was entitled to exercise such option immediately prior to his/her death. Permanent and total disability shall be determined in accordance with Section 22(e)(3) of the Code and the regulations issued thereunder.

SECTION 6.  Terms of the Option Agreements

     Each option agreement shall be in writing and shall contain such terms, conditions, restrictions, if any, and provisions as the Committee shall from time to time deem appropriate. Such provisions or conditions may include without limitation restrictions on transfer, repurchase rights, or such other provisions as shall be determined by the Committee; provided that such additional provisions shall not be inconsistent with any other term or condition of the Plan and such additional provisions shall not cause any Incentive Stock Option granted under the Plan to fail to qualify as an incentive option within the meaning of Section 422 of the Code. Option agreements need not be identical, but each option agreement by appropriate language shall include the substance of all of the following provisions:

     6.1 Expiration of Option. Notwithstanding any other provision of the Plan or of any option agreement, each option shall expire on the date specified in the option agreement, which date shall not be later than the tenth anniversary (fifth anniversary in the case of an Incentive Stock Option granted to a greater-than-ten-percent stockholder) of the date on which the option was granted, or as specified in Section 5 hereof.

     6.2 Exercise. Subject to Section 7.3 hereof, each option may be exercised, so long as it is valid and outstanding, from time to time in part or as a whole, subject to any limitations with respect to the number of shares for which the option may be exercised at a particular time and to such other conditions as the Committee in its discretion may specify upon granting the option.

     6.3 Purchase Price. The purchase price per share under each option shall be determined by the Committee at the time the option is granted; provided, however, that the option price shall not be less than the fair market value of the Common Stock on the date the option is granted (110% of the fair market value in the case of an Incentive Stock Option granted to a greater-than-ten-percent stockholder). For the purpose of the Plan, the fair market value of the Common Stock shall be the closing price per share on the date of grant of the option as reported by a nationally recognized stock exchange, or, if the Common Stock is not listed on such an exchange, as reported on the Nasdaq National Market, or, if the Common Stock is not quoted on the Nasdaq National Market, the fair market value as determined by the Committee.

     6.4 Transferability of Options. Options shall not be transferable by the optionee otherwise than by will or under the laws of descent and distribution, and shall be exercisable, during his or her lifetime, only by him or her.

     6.5 Rights of Optionees. No optionee shall be deemed for any purpose to be the owner of any shares of Common Stock subject to any option unless and until the option shall have been exercised pursuant to the terms thereof, and the Company shall have issued and delivered the shares to the optionee.

     6.6 Repurchase Right. The Committee may in its discretion provide upon the grant of any option hereunder that the Company shall have an option to repurchase upon such terms and conditions as determined by the Committee all or any number of shares purchased upon exercise of such option. The repurchase price per share payable by the Company shall be such amount or be determined by such formula as is fixed by the Committee at the time the option for the shares subject to repurchase is granted. In the event the Committee shall grant options subject to the Company's repurchase option, the certificates representing the shares purchased pursuant to such option shall carry a legend satisfactory to counsel for the Company referring to the Company's repurchase option.

     6.7 "Lockup" Agreement. The Committee may in its discretion specify upon granting an option that the optionee shall agree for a period of time (not to exceed 180 days) from the effective date of any registration of securities of the Company (upon request of the Company or the underwriters managing any underwritten offering of the Company's securities), not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares issued pursuant to the exercise of such option, without the prior written consent of the Company or such underwriters, as the case may be.

SECTION 7.  Method of Exercise; Payment of Purchase Price

     7.1 Method of Exercise. Any option granted under the Plan may be exercised by the optionee by delivering to the Company on any business day a written notice specifying the number of shares of Common Stock the optionee then desires to purchase and specifying the address to which the certificates for such shares are to be mailed (the "Notice"), accompanied by payment for such shares.

     7.2 Payment of Purchase Price. Payment for the shares of Common Stock purchased pursuant to the exercise of an option shall be made by:

          (a) cash in an amount, or a check, bank draft or postal or express money order payable in an amount, equal to the aggregate exercise price for the number of shares specified in the Notice;

          (b) with the consent of the Committee, shares of Common Stock of the Company owned by the optionee for a period of at least six months and having a fair market value (as defined for purposes of Section 6.3 hereof) equal to such aggregate exercise price;

          (c) with the consent of the Committee, a personal recourse note issued by the optionee to the Company in a principal amount equal to such aggregate exercise price and with such other terms, including interest rate and maturity, as the Committee may determine in its discretion; provided that the interest rate borne by such note shall not be less than the lowest applicable federal rate, as defined in Section 1274(d) of the Code;

          (d) with the consent of the Committee, such other consideration that is acceptable to the Committee and that has a fair market value, as determined by the Committee, equal to such aggregate exercise price, including any broker-directed cashless exercise/resale procedure adopted by the Committee; or

          (e) with the consent of the Committee, any combination of the foregoing.

As promptly as practicable after receipt of the Notice and accompanying payment, the Company shall deliver to the optionee certificates for the number of shares with respect to which such option has been so exercised, issued in the optionee's name; provided, however, that such delivery shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to the optionee, at the address specified in the Notice.

     7.3 Special Limits Affecting Section 16(b) Option Holders. Shares issuable upon exercise of options granted to a person who in the opinion of the Committee may be deemed to be a director or officer of the Company within the meaning of Section 16(b) of the Exchange Act and the rules and regulations thereunder shall not be sold or disposed of until after the expiration of six months following the date of grant.

SECTION 8.  Changes in Company's Capital Structure

     8.1 Rights of Company. The existence of outstanding options shall not affect in any way the right or power of the Company or its stockholders to make or authorize, without limitation, any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of Common Stock, or any issue of bonds, debentures, preferred or prior preference stock or other capital stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     8.2 Recapitalization, Stock Splits and Dividends. If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Common Stock outstanding, in any such case without receiving compensation therefor in money, services or property, then (i) the number, class, and price per share of shares of stock subject to outstanding options hereunder shall be appropriately adjusted in such a manner as to entitle an optionee to receive upon exercise of an option, for the same aggregate cash consideration, the same total number and class of shares as he or she would have received as a result of the event requiring the adjustment had he or she exercised his or her option in full immediately prior to such event; (ii) the number and class of shares with respect to which options may be granted under the Plan shall be adjusted by substituting for the total number of shares of Common Stock then reserved for issuance under the Plan that number and class of shares of stock that the owner of an equal number of outstanding shares of Common Stock would own as a result of the event requiring the adjustment; and
(iii) the number and class of shares set forth in Section 3.3 shall be adjusted by substituting for the total number of shares of Common Stock then provided for in Section 3.3 that number and class of shares of stock that the owner of an equal number of outstanding shares of Common Stock would own as a result of the event requiring the adjustment.

     8.3 Merger Without Change of Control. After a merger of one or more corporations into the Company, or after a consolidation of the Company and one or more corporations in which (i) the Company shall be the surviving corporation, and (ii) the stockholders of the Company immediately prior to such merger or consolidation own after such merger or consolidation shares representing at least fifty percent of the voting power of the Company, each holder of an outstanding option shall, at no additional cost, be entitled upon exercise of such option to receive in lieu of the number of shares as to which such option shall then be so exercisable, the number and class of shares of stock or other securities to which such holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such holder had been the holder of record of a number of shares of Common Stock equal to the number of shares for which such option was exercisable.

     8.4 Sale or Merger with Change of Control. If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if there is a merger or consolidation where the Company is the surviving corporation but the stockholders of the Company immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least fifty percent of the voting power of the Company, or if the Company is liquidated, or sells or otherwise disposes of substantially all of its assets to another corporation while unexercised options remain outstanding under the Plan, (i) subject to the provisions of clause (iii) below, after the effective date of such merger, consolidation, liquidation, sale or disposition, as the case may be, each holder of an outstanding option shall be entitled, upon exercise of such option, to receive, in lieu of shares of Common Stock, shares of such stock or other securities, cash or property as the holders of shares of Common Stock received pursuant to the terms of the merger, consolidation, liquidation, sale or disposition; (ii) the Committee may accelerate the time for exercise of all unexercised and unexpired options to and after a date prior to the effective date of such merger, consolidation, liquidation, sale or disposition, as the case may be, specified by the Committee; or (iii) all outstanding options may be canceled by the Committee as of the effective date of any such merger, consolidation, liquidation, sale or disposition provided that (x) notice of such cancellation shall be given to each holder of an option and (y) each holder of an option shall have the right to exercise such option to the extent that the same is then exercisable or, if the Committee shall have accelerated the time for exercise of all unexercised and unexpired options, in full during the 30-day period preceding the effective date of such merger, consolidation, liquidation, sale or disposition.

     8.5 Adjustments to Common Stock Subject to Options. Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to outstanding options.

     8.6 Miscellaneous. Adjustments under this Section 8 shall be determined by the Committee, and such determinations shall be conclusive. No fractional shares of Common Stock shall be issued under the Plan on account of any adjustment specified above.

SECTION 9.  General Restrictions

     9.1 Investment Representations. The Company may require any person to whom an option is granted, as a condition of exercising such option, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the Common Stock subject to the option for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.

     9.2 Compliance with Securities Laws. The Company shall not be required to sell or issue any shares under any option if the issuance of such shares shall constitute a violation by the optionee or by the

Company of any provisions of any law or regulation of any governmental authority. In addition, in connection with the Securities Act of 1933, as now in effect or hereafter amended (the "Act"), upon exercise of any option, the Company shall not be required to issue such shares unless the Committee has received evidence satisfactory to it to the effect that the holder of such option will not transfer such shares except pursuant to a registration statement in effect under such Act or unless an opinion of counsel satisfactory to the Company has been received by the Company to the effect that such registration is not required. Any determination in this connection by the Committee shall be final, binding and conclusive. In the event the shares issuable on exercise of an option are not registered under the Act, the Company may imprint upon any certificate representing shares so issued the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Act and with applicable state securities laws:

         The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any State and may not be sold or transferred except upon such registration or upon receipt by the Corporation of an opinion of counsel satisfactory to the Corporation, in form and substance satisfactory to the Corporation, that registration is not required for such sale or transfer.

     The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Act; and in the event any shares are so registered the Company may remove any legend on certificates representing such shares. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of an option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.

     9.3 Employment Obligation. The granting of any option shall not impose upon the Company any obligation to employ or continue to employ any optionee; and the right of the Company to terminate the employment of any officer or other employee shall not be diminished or affected by reason of the fact that an option has been granted to him or her.

SECTION 10. Withholding Taxes

     10.1 Rights of Company. The Company may require an employee exercising a Nonqualified Option, or disposing of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option in a disqualifying disposition (as defined in Section 421(b) of the Code), to reimburse the Company for any taxes required by any government to be withheld or otherwise deducted and paid by the Company in respect of the issuance or disposition of such shares. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the employee upon such terms and conditions as the Company may prescribe. The Company may, in its discretion, hold the stock certificate to which such employee is otherwise entitled upon the exercise of an option as security for the payment of any such withholding tax liability, until cash sufficient to pay that liability has been received or accumulated.

     10.2 Payment in Shares. An employee may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Common Stock to be issued pursuant to the exercise of a Nonqualified Option a number of shares with an aggregate fair market value (as defined in Section 6.3 hereof determined as of the date the withholding is effected) that would satisfy the minimum withholding amount due with respect to such exercise, or (ii) transferring to the Company shares of Common Stock owned by the employee for a period of at least six months with an aggregate fair market value (as defined in Section 6.3 hereof determined as of the date the withholding is effected) that would satisfy the withholding amount due. With respect to any employee who is subject to Section 16 of the Exchange Act, the following additional restrictions shall apply:

          (a) the election to satisfy tax withholding obligations relating to an option exercise in the manner permitted by this Section 10.2 shall be made either (1) during the period beginning on the third business day following the date of release of quarterly or annual summary statements of sales and earnings of the Company and ending on the twelfth business day following such date, or (2) at least six (6) months prior to the date of exercise of the option;

          (b) such election shall be irrevocable;

          (c) such election shall be subject to the consent or approval of the Committee; and

          (d) the Common Stock withheld to satisfy tax withholding, if granted at the discretion of the Committee, must pertain to an option which has been held by the employee for at least six (6) months from the date of grant of the option.

     10.3 Notice of Disqualifying Disposition. Each holder of an Incentive Stock Option shall agree to notify the Company in writing immediately after making a disqualifying disposition (as defined in Section 421(b) of the Code) of any Common Stock purchased upon exercise of the Incentive Stock Option.

SECTION 11.  Amendment or Termination of Plan

     11.1 Amendment. The Board may terminate the Plan and may amend the Plan at any time, and from time to time, subject to the limitation that, except as provided in Section 8 hereof, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law and regulations, at an annual or special meeting held within 12 months before or after the date of adoption of such amendment, in any instance in which such amendment would: (i) increase the number of shares of Common Stock that may be issued under, or as to which options may be granted pursuant to, the Plan; or
(ii) change in substance the provisions of Section 4 hereof relating to eligibility to participate in the Plan. Without limiting the generality of the foregoing, the Board is expressly authorized to amend the Plan, at any time and from time to time, to conform it to the provisions of Rule 16b-3 under the Exchange Act, as that Rule may be amended from time to time.

     Except as provided in Section 8 hereof, the rights and obligations under any option granted before amendment of this Plan or any unexercised portion of such option shall not be adversely affected by amendment of this Plan or such option without the consent of the holder of such option.

     11.2 Termination. This Plan shall terminate as of the tenth anniversary of its effective date. The Board may terminate this Plan at any earlier time for any or no reason. No option may be granted after the Plan has been terminated. No option granted while this Plan is in effect shall be altered or impaired by termination of this Plan, except upon the consent of the holder of such option. The power of the Committee to construe and interpret this Plan and the options granted prior to the termination of this Plan shall continue after such termination.

SECTION 12.  Nonexclusivity of Plan

     Neither the adoption of this Plan by the Board of Directors nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

SECTION 13.  Effective Date and Duration of Plan

     This Plan shall become effective upon its adoption by the Board, provided that the stockholders of the Company shall have approved this Plan within twelve months prior to or following the adoption of this Plan by the Board. Subject to the foregoing, options may be granted under the Plan at any time subsequent to its effective date; provided, however, that (a) no such option shall be exercised or exercisable unless the stockholders of the Company shall have approved the Plan within twelve months prior to or following the adoption of this Plan by the Board, and (b) all options issued prior to the date of such stockholders' approval shall contain a reference to such condition. No option may be granted under the Plan after the tenth anniversary of the effective date. The Plan shall terminate (i) when the total amount of the Common Stock with respect to which options may be granted shall have been issued upon the exercise of options or
(ii) by action of the Board of Directors pursuant to Section 11 hereof, whichever shall first occur.

SECTION 14.  Provisions of General Application

     14.1 Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, each of which shall remain in full force and effect.

     14.2 Construction. The headings in this Plan are included for convenience only and shall not in any way affect the meaning or interpretation of this Plan. Any term defined in the singular shall include the plural, and vice versa. The words "herein," "hereof" and "hereunder" refer to this Plan as a whole and not to any particular part of this Plan. The word "including" as used herein shall not be construed so as to exclude any other thing not referred to or described.

     14.3 Further Assurances. The Company and any holder of an option shall from time to time execute and deliver any and all further instruments, documents and agreements and do such other and further acts and things as may be required or useful to carry out the intent and purpose of this Plan and such option and to assure to the Company and such option holder the benefits contemplated by this Plan; provided, however, that neither the Company nor any option holder shall in any event be required to take any action inconsistent with the provisions of this Plan.

     14.4 Governing Law. This Plan and each option shall be governed by the laws of The Commonwealth of Massachusetts.

                                 *     *     *

                                   AWARE, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 25, 2000

The undersigned stockholder of Aware, Inc. (the "Company"), revoking all prior proxies, hereby appoints Michael A. Tzannes, Richard P. Moberg and William R. Kolb, or any of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Renaissance Bedford Hotel, 44 Middlesex Turnpike, Bedford, Massachusetts, on Thursday, May 25, 2000, beginning at 10:00 A.M., local time, and at any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting of Stockholders dated April 14, 2000 and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the Annual Meeting or any adjournments thereof. Attendance of the undersigned at the Annual Meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate in writing the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WITH RESPECT TO EITHER OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE, WILL BE VOTED FOR EACH SUCH PROPOSAL OR OTHERWISE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

Please promptly date and sign this proxy and mail it in the enclosed envelope to ensure representation of your shares. No postage need be affixed if mailed in the United States.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on stock certificate. If shares are held as joint tenants, both should sign. If stockholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other authorized person. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?

----------------------------------         -------------------------------------

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


[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                                                                                                       For All   With-  For All
                                                                                                       Nominees  hold   Except
          AWARE, INC.                                  1.  To elect each of (01) Michael A.               [ ]     [ ]     [ ]
                                                           Tzannes and (02) G. David Forney, Jr.
                                                           as Class I directors of the Company.

                                                           INSTRUCTIONS: To withhold authority to vote for a particular nominee, the "For All Except" box and strike a line through the nominee's name in the list above.  Your shares will be voted for the remaining nominee.

                                                                                                          For   Against Abstain
                                                       2.  To approve the amendment to the                [ ]     [ ]     [ ]
                                                           Aware, Inc. 1996 Stock Option Plan.

RECORD DATE SHARES:
                                                              Mark box at right if you plan to attend the Annual  [ ]
                                                              Meeting.

Please be sure to sign and date this Proxy. Date______        Mark box at right if an address change or comment   [ ]
                                                              has been noted on the reverse side of this card.


------------------------------    -----------------------------
Stockholder sign here             Co-owner sign here

DETACH CARD                                                                                                           DETACH CARD

---------------------------------------------------------------------------------------------------------------------------------

                                         Please complete and return the proxy card above.

                            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AWARE, INC.

                                            A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE
                                        WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS
                            NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.